EXHIBIT 99.1

Contacts:

S. Olav Carlsen	Kristine Mozes
PortalPlayer, Inc.	Mozes Communications LLC
(408) 521-7000	(781) 652-8875

PortalPlayer, Inc. Reports Strong Q1 Revenue and Net Income

Revenue Increases From $44.5 Million in Q1FY05 to $72.3 Million in Q1FY06

SAN JOSE, Calif. – May 1, 2006 – PortalPlayer, Inc. (NASDAQ: PLAY), a leading supplier of semiconductor, firmware and software solutions for personal media players and secondary display-enabled notebook computers, today announced financial results for the first quarter of fiscal 2006, ended March 31, 2006.

Net revenue for the first quarter of 2006 was $72.3 million, compared with $44.5 million in the first quarter of 2005, and $78.2 million in the fourth quarter of 2005. GAAP net income for the first quarter of 2006 was $6.5 million, or $0.26 per diluted share, based on 25.5 million weighted average shares outstanding and a 51 percent effective GAAP tax rate. GAAP net income in the first quarter of 2005 was $7.8 million, or $0.31 per diluted share, based on 25.0 million weighted average shares outstanding. GAAP net income in the fourth quarter of 2005 was $23.8 million, or $0.92 per diluted share, based on 25.8 million weighted average shares outstanding.

On a non-GAAP basis, which excludes stock-based compensation charges and, for the first time, the amortization of intangibles, as well as the tax effects of those items, net income for the first quarter of 2006 was $10.4 million, or $0.40 per diluted share, based on 25.8 million weighted average shares outstanding. This compares with non-GAAP net income in the first quarter of 2005 of $8.2 million, or $0.33 per diluted share, excluding stock-based compensation charges. Non-GAAP net income in the fourth quarter of 2005 was $15.9 million, or $0.62 per diluted share, which excludes stock-based compensation charges and a benefit of $8.6 million related to the release of a portion of the valuation allowance against deferred tax assets.

“After completing a strong first quarter, we are very disappointed with the product transition setback that we announced on April 19, 2006,” said Gary Johnson, president and chief executive officer of PortalPlayer. “Notwithstanding this, we believe the pace of innovation behind our new technologies is accelerating. In the first quarter, we partnered with leading wireless providers to demonstrate Wi-Fi and HSDPA technologies to potential customers, worked with notebook manufacturers to integrate our Preface technology into notebooks with secondary displays, continued to further develop our product portfolio for the personal media player market, and enhanced our innovative product offerings by licensing and acquiring intellectual property.

“The market segments we are targeting are expected to see significant long-term growth and we have made substantial investments in developing technologies to enable highly integrated, feature-rich products to pursue them. Over the past year, we have invested in integrating analog, advanced video and wireless capabilities. Consequently, we are now seeing solid results from our internal testing of various silicon implementations,” said Mr. Johnson.

Highlights

•	PortalPlayer previously stated its intent to license and purchase technology and intellectual property to help the company continue to build great products, as well as further strengthen its intellectual property position. In the first quarter, the company obtained a five-year license to the patent portfolio of MOSAID Technologies, a developer and licensor of intellectual property. This patent portfolio consists of more than 500 U.S. and international patents. PortalPlayer also purchased 25 patents from MOSAID. The combined transaction amount is approximately $8 million. According to the agreement with MOSAID, PortalPlayer has an exclusive license to grant sublicenses in certain markets. In addition, the company licensed intellectual property from other companies during the quarter.

•	PortalPlayer expanded its Taiwan presence to include a new design center. The additional resources will help in the development of the company’s Preface technology platform and provide local engineering support for Preface to customers and partners in Taiwan and China.

•	PortalPlayer joined forces with CSR PLC, a wireless solutions provider and leader in Bluetooth technology, to bring wireless connectivity to personal media players. With integrated solutions, the two companies expect to enable Wi-Fi technology that simplifies the synchronization of media players with a PC, as well as open up new ways to download and stream content from the Internet. In addition, Bluetooth solutions enable features such as wireless stereo headset connectivity.

•	PortalPlayer and Icera, the wireless soft modem company, announced that they are working together to demonstrate a new class of portable multimedia device that delivers an always-connected service, enabling over-the-air browsing and fast download of music and video files through high-speed, cellular broadband networks.

Current Financial Outlook for Second Quarter 2006

The following outlook statements are based upon current expectations. These statements are forward-looking, and actual results could differ materially.

The company expects revenue for the second quarter of 2006 to be in the range of $30 million to $40 million. Operating expenses are expected to be approximately $13.5 million. The effective GAAP tax rate for the second quarter of 2006 is expected to be about 52 percent. GAAP net income/loss per share for the second quarter is expected to be in the range of a loss of $0.03 to an income of $0.05, based on approximately 25.7 million weighted average shares outstanding. Stock-based compensation charges, in accordance with SFAS 123R, are expected to be about $2.4 million, before the effects of tax. Non-GAAP net income, excluding these stock-based compensation charges as well as $350,000 of amortization of our intangibles, and the tax effects for both items, is expected to be in the range of $0.03 to $0.14.

Conference Call

The company will hold a conference call at 2:30 pm Pacific Time today, May 1, 2006, to discuss the first quarter 2006 financial results. To participate, please dial (913) 981-4900 at approximately 2:20 pm PT. A live webcast of the conference call will be available via the investor relations page of the company’s website at www.portalplayer.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until May 8, 2006. The phone number to access the recording is (719) 457-0820, and the passcode is 7348100. An archived webcast replay will be available on the web site for 12 months.

Non-GAAP Financial Measures

This press release includes financial measures for earnings per share and net income for the first quarter of fiscal 2006 and the first and fourth quarters of 2005 that have not been calculated in accordance with generally accepted accounting principles (GAAP). These differ from GAAP in that they exclude stock-based compensation charges, the amortization of purchased intangibles, the related tax effects of these items, as well as the benefit related to the release of a portion of the valuation allowance against deferred tax assets. PortalPlayer uses non-GAAP additional measures to exclude certain expenses it believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP diluted weighted average shares outstanding. For this purpose, the calculation of GAAP weighted average shares outstanding for the first quarter of 2006 is adjusted to exclude the effects of SFAS 123R in the calculation. Under SFAS 123R, GAAP weighted average shares outstanding include the benefits of compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method. PortalPlayer believes that providing these non-GAAP financial measurements is useful to both its management and investors because they provide a consistent basis for comparison of the company’s financial condition and results of operations between quarters, which comparison is not influenced by stock-based charges, the amortization of purchased intangible assets, the related tax effects of these items, and the release of a portion of our tax valuation allowance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share or net income calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

About PortalPlayer

PortalPlayer develops semiconductor, firmware and software platforms for portable multimedia products such as personal media players and secondary display-enabled notebook computers. PortalPlayer products empower consumers to quickly and easily manage, enjoy and have access to multimedia content and other forms of information. PortalPlayer is headquartered in San Jose, Calif., with offices in Kirkland, Wash., Taipei, Taiwan and Hyderabad, India. For more information, visit www.portalplayer.com.

Safe Harbor Statement

Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the pace of innovation behind our technologies, as to the expected growth of our target markets, the benefits of our new design center in Taiwan, the broadening of our product offering, expected features and functionality in new product under development with other technology providers, expected growth and diversification, expectations regarding future financial results, including revenue, net income, operating expenses, tax rates, weighted average shares outstanding, stock-based compensation expense and amortization of our intangibles, and the benefits of providing non-GAAP financial measures. Words such as “intends,” “expect,” “believe,” “anticipates,” “going forward,” “plans,” “will,” “prepare,” “increases,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements. These risks and uncertainties include, but are not limited to, the growth of the market for personal media players, cancellation or reduction of orders, component shortages, successful development of new platforms and other products, market acceptance of our products and technologies, delays in product development or introductions, product defects, decreases in average selling prices, impact of technological advances, our ability to compete and other risks detailed in our SEC filings, including our Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

PortalPlayer and the PortalPlayer logo are trademarks of PortalPlayer, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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PORTALPLAYER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31, 2006				Three Months Ended March 31, 2005
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenue	$72,296	$—		$72,296	$44,468	$—		$44,468
Cost of revenue	42,002	(120	)(a)	41,882	25,291	—		25,291

Gross profit	30,294	120		30,414	19,177	—		19,177

Operating expenses:
Research and development	13,039	(1,384	)(a)	11,655	6,556	(205	)(e)	6,351
Selling, general and administrative	5,741	(922	)(a)	4,819	3,111	(179	)(e)	2,932
Amortization of purchased intangibles	115	(115	)(b)	—	—	—		—

Total operating expenses	18,895	(2,421)		16,474	9,667	(384)		9,283

Operating income	11,399	2,541		13,940	9,510	384		9,894

Interest and other income, net	2,031	—		2,031	908	—		908

Income before income taxes	13,430	2,541		15,971	10,418	384		10,802

Provision (benefit) for income taxes	6,901	(1,351	)(c)	5,550	2,609	—		2,609

Net income	$6,529	$3,892		$10,421	$7,809	$384		$8,193

Basic net income per share	$0.27			$0.43	$0.34			$0.35
Diluted net income per share	$0.26			$0.40	$0.31			$0.33

Shares used in computing:
Basic net income per share	24,229,278			24,229,278	23,147,927			23,147,927
Diluted net income per share	25,516,453	260,629	(d)	25,777,082	25,033,449			25,033,449

(a)	Stock-based compensation expense
(b)	Amortization of purchased intangible assets
(c)	Income taxes associated with certain non-GAAP adjustments
(d)	Adjustment of diluted share count for the impact of applying SFAS 123R
(e)	Amortization of stock-based compensation and variable stock-based compensation

To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation, amortization of acquired intangible assets and income taxes associated with certain non-GAAP adjustments. For non-GAAP earnings per share, we have also adjusted our diluted share count for the impact of applying SFAS 123R. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance.

PORTALPLAYER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$82,361	$48,074
Short-term investments	109,559	131,435
Accounts receivable, net	12,738	46,678
Inventory, net	2,983	7,212
Deferred tax assets	1,168	3,577
Prepaid expenses and other current assets	4,809	4,862

Total current assets	213,618	241,838
Property and equipment, net	4,939	3,766
Deferred tax assets	5,825	5,025
Purchased intangible assets, net	8,320	—
Other assets	1,069	1,497

Total assets	$233,771	$252,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$9,350	$29,352
Accrued liabilities	8,623	12,083
Deferred income	2,759	10,850
Deferred rent	—	5
Income taxes payable	4,728	2,047

Total current liabilities	25,460	54,337
Deferred rent, long-term	375	331

Total liabilities	25,835	54,668

Stockholders’ equity:
Common stock	218,427	219,446
Deferred stock-based compensation	(2,838)	(7,767)
Accumulated other comprehensive loss	(225)	(264)
Accumulated deficit	(7,428)	(13,957)

Total stockholders’ equity	207,936	197,458

Total liabilities and stockholders’ equity	$233,771	$252,126